Exhibit 99.1

newsrelease
Headquarters Office 13737 Noel Road, Ste.100 Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com
Contacts:
		Media:	David Matthews (469) 893-2640
David.Matthews@tenethealth.com
		Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

Tenet Previews Results for Second Quarter Ended June 30, 2009

and Raises Outlook for 2009

Key Metrics (all percentage changes compare Q2’09 data to Q2’08 data, unless otherwise noted):

•	$246 million in total-hospital adjusted EBITDA, an increase of 50.9%
•	11.0 percent adjusted EBITDA margin, an increase of 330 basis points
•	$241 million in same-hospital adjusted EBITDA, an increase of 42.6%
•	Income from continuing operations of $3 million, compared to a loss of $17 million in Q2’08
•	Net loss attributable to shareholders of $15 million, compared to a loss of $15 million in Q2’08
•	Net loss per share of $0.03, flat compared to Q2’08
•	$758 million in cash and equivalents at June 30, 2009, an increase of $106 million from Mar. 31, 2009
•	Adjusted free cash flow from continuing operations of $131 million, an increase of $90 million
•	Net cash provided by operating activities of $170 million in Q2’09 compared to $123 million in Q2’08
•	$71 million in capital expenditures in continuing operations in Q2’09
•	4.5% increase in same-hospital net operating revenues
•	0.4% decrease in same-hospital total admissions; 0.6% decrease in same-hospital paying admissions
•	4.5% increase in total same-hospital outpatient visits; 5.5% increase in same-hospital paying outpatient visits
•	1.5% increase in same-hospital total surgeries; 3.5% increase in same-hospital outpatient surgeries
•	5.7% decrease in same-hospital commercial managed care admissions; 0.6% increase in same-hospital commercial managed care outpatient visits
•	4.0% increase in same-hospital commercial managed care revenues
•	0.3% increase in same-hospital controllable expenses per adjusted patient day
•	Bad debt ratio of 7.5% of net revenues, on a total-hospital basis, an increase of 30 basis points from 7.2% in Q2’08, and an increase of 60 basis points from 6.9% in Q1’09

DALLAS – July 28, 2009 – Tenet Healthcare Corporation (NYSE:THC) today said it expects to report adjusted EBITDA, a non-GAAP term defined below, of approximately $246 million for the second quarter of 2009, an increase of approximately $83 million, or 50.9 percent, as compared to $163 million for the second quarter of 2008. On a same-hospital basis, adjusted EBITDA is expected to be approximately $241 million, an increase of $72 million, or 42.6 percent, as compared to $169 million in the second quarter of 2008. The net loss attributable to shareholders for the second quarter of 2009 is expected to be approximately $15 million, or $0.03 per share, the same as the second quarter of 2008.

“Growth in revenues of 4.5 percent, fueled by strong growth in outpatient volumes and solid pricing gains led to very solid results in the quarter with a 51 percent increase in adjusted EBITDA,” said Trevor Fetter, president and chief executive officer. “Continued productivity improvements and cost management assured that this strong top line growth translated into robust cash generation providing $131 million in adjusted free cash flow from continuing operations and a quarter-end cash balance of $758 million. Our earnings power was constrained by a modest increase in bad debt expense and continued softness in commercial managed care admissions, but given the very strong performance in the first half of the year, we are again raising our outlook for 2009 adjusted EBITDA by $50 million, to a range of $810 million to $875 million. Our decision to increase our earnings outlook is based on the $524 million of adjusted EBITDA already generated in the first half of 2009 and our growing confidence that effective cost control and strengthening outpatient volumes can mitigate the impacts we are seeing from a weak economy, namely soft commercial admissions and increased bad debt expense.”

Continuing Operations

Net loss attributable to shareholders is expected to be approximately $15 million in the second quarter of 2009, or $0.03 per share, including the following items with an aggregate, net unfavorable impact of $30 million after-tax, or $0.06 per share (the sum of the individual items below differs from these aggregate totals due to rounding):

1.	Loss from discontinued operations, net of tax, of $17 million, or $0.04 per share;
2.	Favorable income tax adjustments of $1 million, or zero cents per share, primarily related to a decrease in the Company’s valuation allowance for deferred tax assets and other tax adjustments;
3.	Net gain on sales of investments of $15 million pre-tax, $10 million after-tax before the deferred tax valuation allowance, or $0.02 per share.
4.	Loss from early extinguishment of debt of $21 million pre-tax, $13 million after-tax before the deferred tax valuation allowance, or $0.03 per share.
5.	Litigation and investigation costs of $9 million pre-tax, $5 million after-tax before the deferred tax valuation allowance, or $0.01 per share;
6.	Impairment of long lived-assets and goodwill, and restructuring charges of $1 million pre-tax, $1 million after-tax before the deferred tax valuation allowance, or zero cents per share; and,
7.	Early redemption loss in hospital authority bonds, included in investment earnings of $7 million pre-tax, $4 million after-tax before the deferred tax valuation allowance, or $0.01 per share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term defined below, is expected to be approximately $246 million, or a margin of 11.0 percent of net operating revenues, in the second quarter of 2009. This represents an increase of $83 million, or 50.9 percent, from adjusted EBITDA of $163 million in the second quarter of 2008, and margin increase of 330 basis points as compared to an adjusted EBITDA margin of 7.7 percent in the second quarter of 2008.

Same-hospital adjusted EBITDA is expected to be approximately $241 million in the second quarter of 2009, an increase of $72 million, or 42.6 percent, from the $169 million in the second quarter of 2008. Same-hospital adjusted EBITDA margin increased by 290 basis points to 10.9 percent in the second quarter of 2009 as compared to the same-hospital adjusted EBITDA margin of 8.0 percent in the second quarter of 2008. Same-hospital financial data excludes the results from one of our hospitals as discussed below.

Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) attributable to shareholders before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) net income attributable to noncontrolling interests; (3) income (loss) from discontinued operations, net of tax; (4) income tax (expense) benefit; (5) net gains (losses) on sales of investments; (6) investment earnings (loss); (7) gain (loss) from early extinguishment of debt; (8) interest expense; (9) litigation and investigation (costs) benefit, net of insurance recoveries; (10) hurricane insurance recoveries, net of costs; (11) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (12) amortization; and (13) depreciation. A reconciliation of adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation shareholders is provided in Table #1 at the end of this release.

Same-Hospital Data

Same-hospital continuing operations data is the primary form of tabular data presentation in the narrative sections of this document. Same-hospital continuing operations data excludes Sierra Providence East Medical Center, in El Paso, which opened on May 21, 2008. There are currently 48 hospitals in same-hospital continuing operations. NorthShore Regional Medical Center was moved to discontinued operations during the quarter; accordingly, certain information included in this release has been reclassified to reflect this hospital being moved to discontinued operations.

Admissions, Patient Days and Surgeries

	Same-Hospital Continuing Operations
Admissions, Patient Days and Surgeries	Q2’09	Q2’08	Change (%)
Commercial Managed Care Admissions	33,519	35,557	(5.7)
Governmental Managed Care Admissions	28,977	26,761	8.3
Medicare Admissions	38,632	39,734	(2.8)
Medicaid Admissions	15,591	15,562	0.2
Uninsured Admissions	5,860	5,936	(1.3)
Charity Care Admissions	2,731	2,484	9.9
Other Admissions	3,508	3,306	6.1
Total Admissions	128,818	129,340	(0.4)
Paying Admissions (excludes Charity and Uninsured)	120,227	120,920	(0.6)
Charity Admissions + Uninsured Admissions	8,591	8,420	2.0
Admissions through Emergency Department	73,701	72,125	2.2
Commercial Managed Care Admits / Total Admits (%)	26.0	27.5	(1.5	)(a)
Emergency Department Admissions / Total Admits (%)	57.2	55.8	1.4	(a)
Uninsured Admissions / Total Admissions (%)	4.5	4.6	(0.1	)(a)
Charity Admissions / Total Admissions (%)	2.1	1.9	0.2	(a)
Surgeries – Inpatient	38,298	38,789	(1.3)
Surgeries – Outpatient	53,277	51,464	3.5
Surgeries – Total	91,575	90,253	1.5
Patient Days – Total	624,125	640,812	(2.6)
Adjusted Patient Days (b)	931,502	927,945	0.4
Patient Days – Commercial Managed Care	132,024	143,165	(7.8)
Average Length of Stay (days)	4.9	5.0	(0.1	)(a)
Adjusted Patient Admissions (b)	193,572	188,696	2.6

(a)	This change is the difference between the Q2’09 and Q2’08 amounts shown
(b)	“Adjusted Patient Days / Admissions” represents actual patient days / admissions adjusted to include outpatient services by multiplying actual patient days / admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Total admissions are expected to be relatively flat with a decline of 0.4 percent as compared to the second quarter of 2008. Commercial managed care admissions declined by 5.7 percent. Our Central Region and our Philadelphia Market both achieved positive total admissions growth in the quarter. Tenet’s other regions reported slight declines in admissions as compared to the second quarter of 2008. Surgery growth remained strong with a 1.5 percent increase in total surgeries. The growth in total surgeries was comprised of outpatient surgery growth of 3.5 percent and a decline in inpatient surgeries of 1.3 percent.

Outpatient Visits

Outpatient Visits	Same-Hospital Continuing Operations
	Q2’09	Q2’08	Change (%)
Commercial Managed Care OP Visits	352,700	350,535	0.6
Governmental Managed Care OP Visits	186,919	154,131	21.3
Medicare OP Visits	213,403	212,219	0.6
Medicaid OP Visits	75,866	67,159	13.0
Uninsured OP Visits	93,822	99,780	(6.0)
Charity Care OP Visits	7,287	4,858	50.0
Other OP Visits	53,098	51,831	2.4
Total OP Visits	983,095	940,513	4.5
Paying OP Visits (excludes Charity and Uninsured)	881,986	835,875	5.5
OP Surgery Visits	53,277	51,464	3.5
Emergency Department OP Visits	356,125	327,311	8.8
Charity OP Visits + Uninsured OP Visits	101,109	104,638	(3.4)
Charity + Uninsured OP Visits / Total OP Visits (%)	10.3	11.1	(0.8	) (a)
Commercial OP Visits / Total Visits (%)	35.9	37.3	(1.4	) (a)

(a)	This change is the difference between the Q2’09 and Q2’08 amounts shown.

We expect to report strong growth of 42,582 outpatient visits, or 4.5 percent, in aggregate same-hospital outpatient visits in the second quarter of 2009 compared to the second quarter of 2008. This growth was highlighted by improving mix, including 5.5 percent growth in total paying outpatient visits (excluding charity and uninsured outpatient visits) and 0.6 percent growth in commercial outpatient visits. Following a period of declining outpatient visits, Tenet has now reported year-over-year growth in outpatient visits in five of the last six quarters. Outpatient volumes from newly opened or acquired centers, net of the loss of visits from centers that were closed in the period following June 30, 2008, increased by 1,032 outpatient visits.

Outpatient surgeries experienced strong growth increasing by 3.5 percent as did growth in outpatient imaging which increased by 2.6 percent as compared to the second quarter of 2008.

Emergency Department outpatient visits increased by 28,814 visits, or 8.8 percent, in the second quarter of 2009 as compared to the second quarter of 2008. This increase in Emergency Department outpatient visits contributed 67.7 percent of the increase in total outpatient visits.

All of our regions, except the Southern States Region, showed strong growth in outpatient visits in the quarter. Our Southern States experienced outpatient volumes that were approximately flat as compared to the second quarter of 2008.

Revenues

Revenues ($ in millions)	Same-Hospital Continuing Operations
	Q2’09	Q2’08	Change (%)
Net Operating Revenues	2,205	2,110	4.5
Net Patient Revenue from Commercial Managed Care	887	853	4.0
Revenues from the Uninsured	154	158	(2.5)

Unfavorable prior-year cost report adjustments are expected to reduce net operating revenues by approximately $12 million in the second quarter of 2009 as compared to a reduction of $9 million in the second quarter of 2008.

Commercial managed care revenues are expected to increase by approximately 4.0 percent, representing a rate of growth significantly in excess of the 5.7 percent decline in commercial managed care admissions and 0.6 percent growth in commercial managed care outpatient visits as compared to the second quarter of 2008.

Pricing

Pricing	Same-Hospital Continuing Operations
($)	Q2’09	Q2’08	Change (%)
Net Inpatient Revenue per Admission	11,078	10,755	3.0
Net Inpatient Revenue per Patient Day	2,286	2,171	5.3
Net Outpatient Revenue per Visit	704	686	2.6
Net Patient Revenue per Adjusted Patient Admission	10,947	10,790	1.5
Net Patient Revenue per Adjusted Patient Day	2,275	2,194	3.7
Managed Care: Net Inpatient Revenue per Admission	12,108	11,446	5.8
Managed Care: Net Outpatient Revenue per Visit	822	802	2.5

Pricing improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. The growth in net inpatient revenue per admission of 3.0 percent was constrained by the 5.7 percent decline in commercial managed care admissions compared to the second quarter of 2008.

Controllable Operating Expenses

Controllable Operating Expenses	Same-Hospital Continuing Operations
	Q2’09	Q2’08	Change (%)
Salaries, Wages & Benefits ($mm)	942	930	1.3
Supplies ($mm)	392	377	4.0
Other Operating Expenses ($mm)	467	482	(3.1)
Total Controllable Operating Expenses ($mm)	1,801	1,789	0.7
Rent / Lease Expense (a) ($mm)	36	33	9.1
Unit Cost Statistics
Salaries, Wages & Benefits per Adjusted Patient Day ($)	1,011	1,002	0.9
Supplies per Adjusted Patient Day ($)	421	406	3.7
Other Operating Expenses per Adjusted Patient Day ($)	501	519	(3.5)
Total Controllable Operating Expenses per Adjusted Patient Day ($)	1,933	1,927	0.3

(a)	Included in Other Operating Expenses

Salaries, wages and benefits per adjusted patient day are expected to increase by approximately 0.9 percent compared to the second quarter of 2008. This increase is primarily due to higher compensation and health benefits costs, partially offset by a decline in full-time employee headcount, reduced contract labor expense, lower stock-based compensation expense, a lower 401(k) match expense effective January 1, 2009, and lower overtime costs. Contract labor expense, which is included in salaries, wages and benefits, was $21 million in the second quarter of 2009, a decrease of $17 million, or 45 percent, compared to the second quarter of 2008.

Supplies expense per adjusted patient day increased by 3.7 percent compared to the second quarter of 2008. The increase in supplies expense is primarily due to the increase in the number of surgeries which grew by 1.5 percent, and the increased utilization of high cost implants and high cost drugs. A portion of the increase in supplies expense is offset by revenue growth related to payments we receive from certain payers.

Other operating expenses per adjusted patient day decreased by 3.5 percent compared to the second quarter of 2008. Contributing to this decrease was an $11 million, or 28.9 percent, decline in total hospital malpractice expense to $27 million, compared to $38 million in the second quarter of 2008. This decrease is primarily attributable to improved claims experience. A decline in consulting costs also had a favorable impact on other operating expenses. The favorable impact of these items was partially offset by increases in other items, including higher physician fees related to increased Emergency Department on-call payments and increases in the costs of contracted services.

Total controllable operating expenses, which is defined as salaries, wages & benefits, supplies, and other operating expenses, increased by 0.3 percent on a per adjusted patient day basis compared to the second quarter of 2008.

Provision for Doubtful Accounts

Bad Debt	Same-Hospital Continuing Operations
	Q2’09	Q2’08	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	163	152	7.2
Bad Debt / Net Operating Revenues (%)	7.4	7.2	0.2	(a)
Collection Rate from Self-Pay (b)	30.8	34.0	(3.2	) (a)
Collection Rate from Managed Care Payers (%)	97.9	97.5	0.4	(a)

(a)	This change is the difference between the Q2’09 and Q2’08 amounts shown.
(b)	“Self-pay” accounts receivable are comprised of both uninsured and balance-after revenues

Bad debt expense increased by $11 million, or 7.2 percent, compared to the second quarter of 2008. The increase in bad debt expense was related to decreased collection rates from self-pay accounts, higher pricing, and higher patient insurance deductibles, partially offset by the decline in uninsured revenues and improved managed care accounts receivable aging categories. Our self-pay collection rate, which is the aggregate collection rate for uninsured and balance-after accounts receivable, declined to approximately 30.8 percent in the second quarter of 2009 compared to 34.0 percent in the second quarter of 2008, and 31.4 percent in the first quarter of 2009.

Accounts Receivable

Consolidated accounts receivable were approximately $1.225 billion at June 30, 2009 and $1.385 billion at March 31, 2009. Accounts receivable days outstanding from continuing operations were 48 days at June 30, 2009 compared to 50 days at March 31, 2009 and December 31, 2008. This amount is calculated as accounts receivable from continuing operations divided by net revenue from continuing operations divided by the number of days in the quarter.

Cash Flow

Cash and cash equivalents were $758 million at June 30, 2009, an increase of $106 million from $652 million at March 31, 2009. Adjusted Free Cash Flow, a non-GAAP term defined below, was $131 million in the second quarter of 2009 compared to $41 million in the second quarter of 2008. Net cash provided by operating activities was $170 million in the second quarter of 2009 compared to $123 million in the second quarter of 2008.

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash flows provided by (used in) operating activities less (1) income tax refunds (payments), (2) payments against reserves for restructuring charges, litigation costs and settlements, (3) net cash provided by (used in) operating activities from discontinued operations, (4) capital expenditures in continuing operations, and (5) new and replacement hospital construction expenditures. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is provided in Table #2 below.

Significant cash flow items in the second quarter of 2009 included:

•	Net proceeds of $881 million from our offering of $925 million aggregate principal amount of 8 7/8% Senior Secured Notes due 2019;
•	Payments of $900 million to purchase $900 million aggregate principal amount of our 9 7/8% Senior Notes due 2014 in a tender offer;
•

Interest payments of $91 million, including $41 million of payments that were accelerated and paid in the three months ended June 30, 2009 as a result of us purchasing $900 million aggregate principal amount of our 9 7/8% Senior Notes due 2014, and $5 million of interest payments under an interest rate swap agreement that has the effect of converting our 7 3/8% Senior Notes due 2013 from a fixed interest rate paid semi-annually to a variable interest rate paid monthly based on the one-month LIBOR rate plus a floating rate spread of approximately 5.46%;

•	$24 million of payments for deferred debt issuance costs classified as financing activities;
•	Capital expenditures of $71 million;
•	$49 million of proceeds classified as investing activities from the early redemption of our investment in hospital authority bonds related to previously divested hospitals in the Dallas, Texas area;
•	$23 million in principal payments classified as operating cash outflows from continuing operations related to our 2006 civil settlement with the federal government;
•	Income tax refunds of $22 million, net of payments;
•	Proceeds of $7 million from sales of facilities and other assets related to discontinued operations, which are classified as investing activity cash flows;
•

A $47 million decrease in the cash and cash equivalents balance related to our Medicare health maintenance organization (“HMO”) insurance subsidiary operating in Louisiana prior to us divesting this subsidiary, primarily due to the timing of monthly payments from the Centers for Medicare and Medicaid Services (“CMS”) of the U.S. Department of Health and Human Services (“HHS”), which is classified as a discontinued operations cash outflow from operations; and,

•	A $19 million net decrease in cash as a result of the sale of our Medicare HMO insurance operations in Louisiana, which is classified as an investing activity outflow.

Subsequent to the close of the second quarter on June 30, 2009, there are significant cash outflows which include:

•	Approximately $60 million cash outflow to complete open market repurchases of approximately $68 million par value of aggregate principal amounts of senior notes; and
•	Payments of approximately $81 million to be made in the third quarter of 2009, as part of the previously announced settlement of two wage and hour litigation matters described in our Annual Report.

Outlook for 2009

The Company’s outlook for 2009 is materially dependent on a number of items that are difficult to project given the uncertain macro-economic environment. Among the most important of these items are aggregate patient volumes, payer and patient mix, and bad debt expense.

We are raising our 2009 outlook range for adjusted EBITDA to a new range of $810 million to $875 million from the prior range of $760 million to $825 million. Our outlook for net income attributable to shareholders for 2009 is in a range of a loss of $20 million to positive net income of $60 million.

The increase in our 2009 outlook range reflects our stronger than anticipated results of operations in the first half of 2009, enhanced cost efficiency, and a projected smaller increase in bad debt expense.

A reconciliation of outlook adjusted EBITDA to outlook net income (loss) attributable to shareholders for year ending December 31, 2009 is provided in Table #3 below.

Management’s Webcast Discussion of Second Quarter Results

Tenet management will discuss second quarter 2009 results on a webcast scheduled to begin at 10:00 AM (ET) on Aug. 4, 2009. This webcast may be accessed through Tenet’s website at www.tenethealth.com. A set of slides accompanying the call will be posted to the Company’s website at approximately 7:30 AM (ET).

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities we serve. For more information, please visit www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2008, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation shareholders before (1) cumulative effect of change in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) income (loss) from discontinued operations, net of tax, (4) income tax (expense) benefit, (5) net gains (losses) on sales of investments, (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) interest expense, (9) litigation and investigation (costs) benefit, net of insurance recoveries, (10) hurricane insurance recoveries, net of costs, (11) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (12) amortization, and (13) depreciation. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in Table #1 below for the three and six-month periods ended June 30, 2009 and 2008.

(2) Adjusted Free Cash Flow

Adjusted Free Cash Flow, a non-GAAP term, is defined by the Company as cash provided by (used in) operating activities less income tax refunds (payments), payments against reserves for restructuring charges and litigation costs and settlements, net cash provided by (used in) operating activities from discontinued operations, capital expenditures in continuing operations, and new and replacement hospital construction expenditures. The Company believes the use of Adjusted Free Cash Flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations. Adjusted Free Cash Flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because Adjusted Free Cash Flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity.

The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in Table #2 below for the three and six month periods ended June 30, 2009 and 2008.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 – Reconciliation of Adjusted EBITDA to Net Income (Loss) Attributable to Tenet

Healthcare Corporation Shareholders

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2009	2008	2009	2008
Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$(15)	$(15)	$163	$(46)
Less: Net income attributable to noncontrolling interests	(1)	—	(6)	(1)
Income (loss) from discontinued operations, net of tax	(17)	2	(31)	(6)

Income (loss) from continuing operations	3	(17)	200	(39)
Income tax benefit (expense)	(4)	16	(9)	15
Investment earnings (loss)	(5)	4	(3)	9
Gain (loss) from early extinguishment of debt	(21)	—	113	—
Net gains on sales of investments	15	—	15	—
Interest expense	(120)	(102)	(230)	(206)

Operating income	138	65	314	143
Litigation and investigation costs, net of insurance recoveries	(9)	(3)	(10)	(50)
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(1)	(2)	(6)	(3)
Amortization	(11)	(9)	(22)	(18)
Depreciation	(87)	(84)	(172)	(165)

Adjusted EBITDA	$246	$163	$524	$379
Less: Adjusted EBITDA of hospital without full calendar year of operating results	5	(6)	8	(8)

Same-hospital adjusted EBITDA	$241	$169	$516	$387

Net operating revenues	$2,229	$2,112	$4,491	$4,268
Less: Revenues of hospital without full calendar year of operating results	24	2	46	2

Same-hospital net operating revenues	$2,205	$2,110	$4,445	$4,266

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	11.0%	7.7%	11.7%	8.9%
Adjusted same-hospital EBITDA as % of same-hospital net operating revenues (Adjusted same-hospital EBITDA margin)	10.9%	8.0%	11.6%	9.1%

Additional Supplemental Non-GAAP Disclosures

Table #2 – Reconciliation of Adjusted Free Cash Flow

(Unaudited)

(Dollars in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$170	$123	$164	$(10)
Less:
Income tax refunds (payments), net	22	(4)	22	(3)
Payments against reserves for restructuring charges and litigation costs and settlements	(28)	(28)	(56)	(56)
Net cash provided by (used in) operating activities from discontinued operations	(26)	13	28	4

Adjusted net cash provided by operating activities – continuing operations	202	142	170	45
Purchases of property and equipment – continuing operations	(53)	(74)	(138)	(232)
Construction of new and replacement hospitals	(18)	(27)	(34)	(56)

Adjusted free cash flow – continuing operations	$131	$41	$(2)	$(243)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 – Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income (Loss) Attributable to Tenet Healthcare Corporation Shareholders for

Year Ending December 31, 2009

(Unaudited)

(Dollars in Millions)	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$(20)	$60
Less:
Net income attributable to noncontrolling interests	(8)	(13)
Loss from discontinued operations, net of tax	(60)	(40)

Income from continuing operations	48	113
Income tax benefit (expense)	5	(5)

Income from continuing operations, before income taxes	43	118
Net gains on sales of investments (a)	15	15
Interest expense, net	(460)	(445)
Net gain from early extinguishment of debt (a)	113	113

Operating income	375	435
Litigation and investigation costs	(25)	(15)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(5)
Depreciation and amortization	(400)	(420)

Adjusted EBITDA	$810	$875

Net operating revenues	$8,900	$9,100
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.1%	9.6%

(a)	Management is not providing a forecast of these items for the remainder of 2009